Exhibit 16.1

Turner, Leins & Gold, LLC
Certified Public Accountants and Business Consultants

108 Center Street, North, 2nd Floor	51 Monroe Place, Suite 1900
Vienna, Virginia, 22180-5712	Rockville, Maryland 20850-2429
(703) 242-6500	(301) 340-6300
Facsimile (703) 242-1600	Facsimile (301) 340-7168

June 30, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

We have reviewed the Forms 8K/A dated June 30, 2014 filed by Next Generation Management Corp. regarding Items 4.01 Change in Registrants Certifying Accountants. We are in agreement the statements contained therein.

Sincerely,

/s/ Turner, Leins & Gold LLC
Turner, Leins & Gold LLC